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                                                                     Exhibit 5.0

                                                                       D R A F T



                                _________, 1999



Board of Directors
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio  44629

          Re:  The offering of up to 793,500 shares of
               Indian Village Bancorp, Inc. Common Stock
               -----------------------------------------

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Pennsylvania law in connection with the conversion of Indian Village Community Bank (the "Bank"), a federally- chartered savings bank, from the mutual form of ownership to a federally-chartered capital stock savings bank (the "Conversion"), and the related subscription offering, community offering and syndicated community offering (the "Offerings") by Indian Village Bancorp, Inc., a Pennsylvania corporation (the "Company"), of up to 690,000 shares of its common stock, par value $.01 per share ("Common Stock") (793,500 shares if the Estimated Valuation Range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's articles of incorporation filed with the Secretary of State of the Commonwealth of Pennsylvania on March 3, 1999 (the "Articles of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission initially on _______________, 1999, and as amended (the "Registration Statement"); the ESOP trust agreement and the ESOP loan agreement; resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offerings and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Secretary of State certifying the Company's good standing as a Pennsylvania corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Articles of Incorporation.

     We understand that the Company will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common
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Board of Directors
Indian Village Bancorp, Inc.
_________, 1999
Page 2


Stock for which the ESOP Trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth below, we assume that: (a) the Board of Directors of the Company has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

     Based upon and subject to the foregoing, and limited in all respects to matters of Pennsylvania law, it is our opinion that:

     Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP Trust) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee and certificates representing such shares substantially in the form provided to us and included as Exhibit 4.0 to the Registration Statement, are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Articles of Incorporation may not be given effect by a court applying Pennsylvania law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

          Sections D.3 and D.6 of Article 5, which grant the Board the authority to construe and apply the provisions of that Article, Section D.4 of
          Article 5, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and Section D.1 of Article 5, to the extent that subsection limits the amount of shares of Common Stock a shareholder may vote, in each case to the extent, if any, that a court applying Pennsylvania law were to impose equitable limitations upon such authority.
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Board of Directors
Indian Village Bancorp, Inc.
_________, 1999
Page 3


     We consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and the Form AC and to the use of the name of our firm where it appears in the Registration Statement, Form AC and Prospectus.

                                        Very truly yours,



                                        MULDOON, MURPHY & FAUCETTE LLP